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                                   EXHIBIT B
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                           ARTICLES OF INCORPORATION

                                      OF

                            UNIT INSTRUMENTS, INC.


                              ARTICLE ONE:  NAME


   The name of the Corporation is: Unit Instruments, Inc.



                             ARTICLE TWO:  PURPOSE


   The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


              ARTICLE THREE:  LIMITATION OF DIRECTORS' LIABILITY


   The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                        ARTICLE FOUR:  INDEMNIFICATION


   This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code.

                       ARTICLE FIVE:  AUTHORIZED SHARES


   This Corporation is authorized to issue two classes of shares designated "Common Stock"and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 12,000,000 par value $.15 per share, and the number of shares of Preferred Stock authorized to be issued is 2,000,000 par value $.01 per share.


   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine the number of series into which
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the shares of Preferred Stock may be divided, and (except to the extent such matters are fised by the Articles of Incorporation) to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the designation and number of shares constituting any series prior to the issue of shares of that series and to increase or decrease, within the limits stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series.

                            ARTICLE SIX:  DIRECTORS

   The number of directors of the corporation may be fixed from time to time by resolution of the board of directors but shall not be less than four nor more than seven. Upon becoming a listed corporation within the meaning of Section
301.5 of the California Corporations Code cumulative voting shall be eliminated.

               ARTICLE SEVEN:  ACTION BY CONSENT OF SHAREHOLDERS

   Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action to be so taken, shall be signed by the holders of all of the outstanding shares entitled to vote thereon.

                       ARTICLE EIGHT:  AGENT FOR SERVICE

   The name and address in the State of California of the Corporation's initial agent for service of process is______________________________________________.

   IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on _______________, 1995.

                                       _______________________________________